Exhibit 99.1

Stone Energy Corporation to Host Analyst Day

In New Orleans on May 22, 2012

New Orleans, LA, April 3, 2012: Stone Energy Corporation (NYSE: SGY) today announced it will host an analyst day on May 22, 2012 for equity analysts and institutional investors at the Westin New Orleans Canal Place Hotel.

David Welch, Chief Executive Officer and President of Stone Energy, along with Jerry Wenzel—Executive Vice President of Operations, Richard Smith—Executive Vice President of Exploration and Business Development, Kenneth Beer—Executive Vice President and Chief Financial Officer and several key members of the management team, will provide an update and information on Stone Energy’s core development and exploration projects, will discuss growth plans and opportunities, and will review financial results. Prior to the presentation, guests are invited to lunch with the management team. A dinner is also planned following the meeting.

•	When
•	Tuesday, May 22, 2012

•	Where
•	The Westin New Orleans Canal Place Hotel
•	Azalea #1 Conference Room (3rd Floor)
•	100 Rue Iberville
•	New Orleans, LA

•	Agenda
•	11:45 AM – Luncheon
•	1:00 PM – Presentation
•	4:00 PM – Wrap-up and Q&A
•	6:00 PM – Dinner

If you are an equity analyst or institutional investor and would like to register for the Stone Energy Analyst Day please click on the following link and fill out the registration form http://www.stoneenergy.com/links/eventRegistration.aspx. For additional information please contact Sheri Bienvenue – Executive Assistant at (337) 521-0237 or BienvenueSL@StoneEnergy.com.

About Stone Energy

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.